Exhibit 10.c

POLARIS INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Section 1.   INTRODUCTION
1.1    ESTABLISHMENT.  Polaris Inc., a Minnesota corporation (the “Company”), previously established the Polaris Industries Inc. Deferred Compensation Plan for Directors, which is hereby renamed the Polaris Inc. Deferred Compensation Plan for Directors (the “Plan”) for those directors of the Company who are neither officers nor employees of the Company. The Plan provides (i) until January 1, 2013 for the grant of awards in the form of Common Stock Equivalents to Directors and (ii) the opportunity for Directors to defer receipt of all or a part of their cash compensation and, at the election of the Directors, be credited with additional Common Stock Equivalents.
1.2    PURPOSES.  The purpose of the Plan is to provide a financial incentive that will help attract and retain the most qualified Directors.
1.3    EFFECTIVE DATE.  This Plan was originally effective as of January 26, 1995, the date of its initial approval by the Board of Directors. The Plan was amended and restated effective as of January 1, 2008 and further amended and restated by the Board of Directors as of January 22, 2009. This current amendment and restatement is effective October 24, 2019.
Section 2.   DEFINITIONS
2.1    DEFINITIONS.  The following terms shall have the meanings set forth below:
(a) “Account” means the bookkeeping account established by the Company in respect to each Director pursuant to Section 5.
(b) “Board” means the Board of Directors of the Company.
(c) “Change in Control” means any of the events set forth below:
(i) the acquisition in one or more transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of voting securities of the Company in excess of 30% of the voting securities of the Company unless such acquisition has been approved by the Board; or
(ii) any election has occurred of persons to the Board that causes two-thirds of the Board to consist of persons other than (A) persons who were members of the Board on the effective date of the Plan and (B) persons who were nominated for elections as members of the Board at a time when two-thirds of the Board consisted of persons who were members of the Board on the effective date of the Plan; provided, however, that any person nominated for election by a Board at least two-thirds of whom constituted persons described in clauses (A) and/or (B) or by persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (A); or
(iii) approval by the shareholders of the Company of a reorganization, merger or consolidation, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the voting securities of the Company immediately prior to such reorganization, merger or consolidation, as the case may be; or
(iv) a sale or other disposition of all or substantially all the assets of the Company.
Notwithstanding the foregoing, no event will constitute a Change in Control unless such event is a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Section 409A(2)(A)(v) of the Code and the regulations thereunder.
(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e) “Committee” means the Compensation Committee of the Board of Directors of the Company or such other committee of the Board as the Board may designate.
(f) “Common Stock Equivalent” means a notional share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.
(g) “Common Stock Equivalent Award” means an award of Common Stock Equivalents previously granted to a Director pursuant to Section 5.1 of the Plan.
(h) “Deferred Stock Sub-Account” means the bookkeeping account established by the Company in respect to each Director pursuant to Section 5.4 hereof and to which shall be credited Common Stock Equivalents pursuant to the Plan.
(i) “Director” means a member of the Board who is neither an officer nor an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under Section 3401 of the Code, and an officer is an individual elected or appointed by the Board or chosen in such other manner as may be prescribed in the Bylaws of the Company to serve as such.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(k) “Fair Market Value” means the fair market value of one share of Stock determined as follows: (i) if the Stock is readily tradable on an established securities market (as determined under Section 409A of the Code), then Fair Market Value will be the closing sale price for a share of Stock on the principal securities market on which it trades on the date for which it is being determined, or if no sale of shares of Stock occurred on that date, on the immediately preceding date on which a sale of shares of Stock occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable, and in any event in accordance with the applicable requirements of such securities market; or (ii) if the Stock is not then readily tradable on an established securities market (as determined under Section 409A of the Code), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A of the Code.
(l) “Investment Option” means a notional investment option, other than Stock, that is available for a Director to direct investment of a Non-Stock Sub-Account.
(m) “Non-Stock Sub-Account” means the bookkeeping account established by the Company in respect to each Director pursuant to Section 5.4 hereof and to which shall be credited amounts not invested in Common Stock Equivalents pursuant to the Plan.
(n) “Stock” means the $.01 par value common stock of the Company.

(o) “Quarterly Payment Date” means each of the four dates each year on which the Company pays retainer fees to Directors.
2.2    GENDER AND NUMBER.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.
Section 3.  PLAN ADMINISTRATION
The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the sole and complete authority: (i) to impose such limitations, restrictions and conditions upon any awards or elections to defer as it shall deem appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (iii) select the Investment Options available under the Plan, and (iv) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Committee shall have no authority, discretion or power to select the Directors who will receive awards pursuant to the Plan, determine the awards to be granted pursuant to the Plan, the number of shares of Stock to be issued thereunder or the time at which such awards are to be granted, established the duration and nature of awards or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan. The determinations of the Committee on matters within its authority shall be conclusive and binding upon the Company and other persons. The Committee may delegate such of its powers and authority under the Plan as it deems appropriate to designated officers or employees of the Company. The Plan shall be interpreted and implemented in a manner so that Directors will not fail, by reason of the Plan or its implementation, to be “disinterested persons” within the meaning of Rule 16b-3 under Section 16 of the Exchange Act, as such rule may be amended.
Section 4.  STOCK SUBJECT TO THE PLAN
4.1    SHARES UNDERLYING COMMON STOCK EQUIVALENTS. Initially the Plan specified the number of shares of Stock that were authorized for issuance under the Plan, subject to certain adjustments. Such authorization could be increased from time to time by approval of the Board and by the shareholders of the Company if such shareholder approval is required. It was subsequently determined that when no shares of Stock remained available for issuance under the Plan reserve that shares of Stock distributable pursuant to the terms of the Plan would be issued under the Polaris Industries Inc. 2007 Omnibus Incentive Plan, as amended from time to time, and decrease the authorized share number specified under Article 4 of such plan.
4.2    ADJUSTMENTS UPON CHANGES IN STOCK.  If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Committee in the terms of Common Stock Equivalent Awards under this Plan to reflect such changes and to modify any other terms of outstanding awards on an equitable basis as the Committee in its discretion determines; provided, that the adjustment of Common Stock Equivalents granted under the Polaris Industries Inc. 2007 Omnibus Incentive Plan shall, to the extent inconsistent with this Section 4.2, be governed by the applicable terms thereof.
Section 5.  DEFERRAL AND ACCOUNT INVESTMENT ELECTIONS
5.1    GRANTS OF COMMON STOCK EQUIVALENT AWARDS.  Prior to January 1, 2013, Directors received quarterly Common Stock Equivalent Awards. No Common Stock Equivalent Awards shall be granted under this Section 5.1 for Quarterly Payment Dates occurring on or after January 1, 2013. On and after January 1, 2013, Common Stock Equivalents will be granted under the Polaris Industries Inc. 2007 Omnibus Incentive Plan.

5.2    DEFERRAL ELECTIONS.  A Director may elect to defer receipt of all or a specified portion of the annual retainer, chair and/or meeting fees otherwise payable in cash to the Director for serving on the Board or any committee thereof. A Director may make the elections permitted hereunder by giving written notice to the Company in a form and on such terms as are approved by the Committee. The notice shall include: (i) the percentage of chair and/or meeting fees or annual retainer to be deferred, (ii) the time as of which deferral is to commence, (iii) the date upon which deferred amounts should be paid, which date shall in any event be no later than the tenth (10th) anniversary of the date a Director ceases to be a member of the Board, and (iv) beginning for deferral elections made for the 2020 Plan year, the initial Investment Option(s) for the deferred amounts.
5.3    TIME FOR ELECTING DEFERRAL.  Subject to Section 5.13, any election to defer annual retainer, chair and/or meeting fees shall be made prior to the first day of the calendar year in which such fees are earned by the Director. Absent the filing of a later election that changes or revokes the election then in place, such election shall remain in place for any retainer and/or fees that would otherwise be due to the Director until the Director ceases to qualify as a Director for purposes of the Plan; provided, that any such later election shall become effective on the first day of the calendar year following the date on which such election is filed. Notwithstanding the foregoing, when a Director first becomes eligible to participate in the Plan, a Director may file an initial election to defer annual retainer, chair and/or meeting fees at any time during the 30-day period beginning on the date of such Directors date of initial participation. Such election shall apply to fees earned after the date such election is filed.
5.4    ACCOUNTS.  An Account shall be established for each Director. Deferred fees shall be credited to the Director’s Account as of the date such amounts would have otherwise been paid in cash to the Director, and allocated to the Director’s Deferred Stock Sub-Account and/or Non-Stock Sub-Account, as elected by the Director. If the Director fails to make an election, all amounts deferred by the Director for the Plan year shall be allocated to the Deferred Stock Sub-Account. Accounts are for book-keeping purposes only and the maintenance of Accounts will not require any segregation of assets by the Company. The Company will have no obligation to set aside funds for the Plan or for the benefit of any Director or beneficiary, and no Director or beneficiary will have any rights to any amounts that may be set aside other than the rights of an unsecured general creditor of the Company.
(a)    Deferred Stock Sub-Account. Amounts allocated to a Director’s Deferred Stock Sub-Account shall be converted, based on Fair Market Value as of the date such amounts would have otherwise been paid in cash to the Director, into Common Stock Equivalents. A Director’s Deferred Stock Account shall also be credited with dividends and other distributions pursuant to Section 5.5.
(b)    Non-Stock Sub-Account. Amounts allocated to a Director’s Non-Stock Sub-Account shall be deemed to be invested, as of the date such amounts would have otherwise been paid in cash to the Director, in the Investment Options selected by the Director. A Director’s Non-Stock Sub-Account shall also be credited with earnings and losses pursuant to Section 5.6.
5.5    DEEMED DIVIDENDS ON COMMON STOCK EQUIVALENTS.  Dividends and other distributions on Stock shall be deemed to have been paid on Common Stock Equivalents as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to the Deferred Stock Sub-Account in respect of cash dividends and any other securities or property issued on the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Stock on the date of the announcement of the dividend or asset distribution, and otherwise at the same time and in the same amount as dividends or other distributions are paid or issued on the Stock. Fractional shares shall be credited to a Director’s Deferred Stock Sub-Account cumulatively but the balance of shares of Common Stock Equivalents in a Director’s Deferred Stock Sub-Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to Section 5.9 hereof.
5.6    NOTIONAL EARNINGS ON INVESTMENT OPTIONS. A Director will be allowed on a notional basis to direct the investment of his or her Non-Stock Sub-Account among the Investment Options available under the Plan. Such investment direction may be given with such frequency and on such terms as is deemed appropriate by the Committee and must be made in such percentages, in such manner and in accordance with such rules as may be prescribed for this purpose by the Committee (including by means of a voice response or other electronic system under circumstances so authorized by the Committee). If an elected Investment Option has a loss, the Non-Stock Sub-Account will be reduced accordingly. If an elected Investment Option has a gain, the Non-Stock Sub-Account will be increased accordingly. If the Director elects the Non-Stock Sub-Account for all or a portion of his or her Account, but fails to elect an Investment Option, the amount will be deemed to be invested in the default investment option for the Plan selected by the Committee from time to time.
5.7    TRANSFERS FROM THE DEFERRED STOCK SUB-ACCOUNT TO THE NON-STOCK SUB-ACCOUNT.
Investment transfers under this Section 5.7 may be made on the terms and with such frequency as is deemed appropriate by the Committee and must be made in such percentages, in such manner and in accordance with such rules as may be prescribed for this purpose by the Committee (including by means of a voice response or other electronic system under circumstances so authorized by the Committee) or as otherwise required by Company policy law. Transfers cannot be made from a Non-Stock Sub-Account into the Deferred Stock Sub-Account.
For purposes of any transfer from the Deferred Stock Sub-Account to the Non-Stock Sub-Account or within the Non-Stock Sub-Account as between Investment Options, Common Stock Equivalents will be valued based on the Fair Market Value of the Stock on the effective date of the transfer and Non-Stock Sub-Account investments shall be based on the valuation of such Investment Option(s) on the effective date of the transfer.
5.8    STATEMENT OF ACCOUNTS.  A statement will be provided to each Director as to the balance of his or her Account at least once each calendar year.
5.9    PAYMENT OF ACCOUNTS.  With respect to deferral elections made for Plan years prior to the 2020 Plan year, except as otherwise provided in Sections 5.10, 5.12, 5.13 and 5.14, a Director shall receive a distribution of his or her Account as soon as practicable, but no later than 90 days, following his or her separation from service with the Company (as that term is defined in Section 409A of the Code and the regulations thereunder). With respect to deferral elections made for the 2020 Plan year and thereafter, the payment shall be made in accordance with the applicable deferral election, subject to Sections 5.10, 5.12, 5.13 and 5.14. If the payment period spans taxable years, the Director shall have no right to designate the year of payment. The distribution of the portion, if any, of the Director’s Account that is in a Deferred Stock Sub-Account, shall consist of one share of Stock for each Common Stock Equivalent credited to such Director’s Deferred Stock Sub-Account as of the Quarterly Payment Date immediately preceding the date of distribution. The portion, if any, of the Director’s Account that is in a Non-Stock Sub-Account, such distribution shall be paid in cash based on the value of such sub-account on the payment date (or such date prior to the payment date as determined by the Committee to facilitate payment).
5.10    PAYMENTS TO A DECEASED DIRECTOR’S ESTATE.  Notwithstanding Section 5.9, in the event of a Director’s death before the balance of his or her Account is fully paid to him, payment of the balance of the Director’s Account shall then be made to the Director’s estate, in the absence of a designation of a beneficiary pursuant to Section 5.11 hereof. Payment of the Director’s Account shall be made as soon as practicable, but no later than 180 days following such death. The value of such Director’s Account shall be determined as provided in Section 5.9.
5.11    DESIGNATION OF BENEFICIARY.  A Director may designate a beneficiary on a form approved by the Committee. Any such beneficiary designation form must be received by the Committee prior to the Director’s death to be valid. The Company may rely on the latest beneficiary designation form on file.
5.12    CHANGE IN CONTROL.  Notwithstanding Section 5.9, in the event a Change in Control of the Company occurs, within ten (10) days of the date of such Change in Control, each Director shall receive a lump sum distribution in cash equal to the value of the Director’s Account. The value of each Director’s Deferred Stock Sub-Account shall be based on all Common Stock Equivalents credited to such Director’s Deferred Stock Sub-Account as of the Quarterly Payment Date immediately preceding the date of distribution and based upon the highest Fair Market Value during the 30 days immediately preceding the Change in Control. The value of each Director’s Non-Stock Sub-Account, if any, shall be determined as provided in Section 5.9.
5.13    SUBSEQUENT DEFERRALS. The Committee, in its sole discretion, may permit a Director, upon written request to the Committee, to delay a payment if the conditions set out in Section 1.409A-2 of the regulations issued pursuant to Section 409A of the Code are met. Those conditions include the following: (i) the election to delay may not take effect until at least twelve (12) months after the date on which the election is made, (ii) if the payment is to be made for a reason other than the Participant’s death, disability (as defined in Section 409A of the Code) or unforeseeable emergency, the payment must be deferred for no less than five (5) years from the date the payment would otherwise have been made, and (iii) if the payment would otherwise be made at a specified time or pursuant to a fixed schedule, the election to change the date must be made at least twelve (12) months before the scheduled payment date.
5.14    UNFORESEEABLE EMERGENCY. Notwithstanding anything to the contrary in this Section 5, in the event of the occurrence of an unforeseeable emergency, as such term is defined in Section 1.409A-3(i)(3) of the regulations issued pursuant to Section 409A of the Code, payments shall be made to the Director from such Director’s Account; provided that a withdrawal with respect to an unforeseeable emergency may not exceed the amount necessary to satisfy the emergency need, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of such assets itself would not cause severe financial hardship). Any distributions under this Section 5.14 shall be drawn pro-rata from his or her Deferred Stock Sub-Account and/or Non-Stock Sub-Account, if applicable, based on the amount then credited thereto.
Section 6.  ASSIGNABILITY
The right to receive payments or distributions hereunder shall not be transferable or assignable by a Director other than by will or the laws of descent and distribution.
Section 7.  PLAN TERMINATION AND AMENDMENT
7.1    PLAN TERMINATION. The Board may, in its sole discretion, terminate this Plan at any time as provided in this Section 7.1, and will determine the effective date of such termination consistent with the requirements of Section 409A of the Code. However, a termination of the Plan will not be effective to cause a deferral election in place under the Plan for a Plan year to be modified or discontinued prior to the end of such Plan year, unless the Plan is terminated and liquidated. The Board may terminate and liquidate the Plan pursuant to Treasury Regulation § 1.409A-3(j)(4)(ix) and provide for the acceleration and liquidation of all benefits remaining due under the Plan. If such a termination and liquidation occurs, all deferrals and credits under the Plan will be discontinued as of the termination date established by the Board, and a complete distribution of each Director’s Deferred Stock Account will be made in a lump-sum in such form as is set forth in Section 5.9 at the time specified by the Board as part of the action terminating the Plan and consistent with Treas. Reg. § 1.409A-3(j)(4)(ix). The Board may also terminate the Plan other than pursuant to Treasury Regulation § 1.409A-3(j)(4)(ix), in which case all deferrals and credits under the Plan will be discontinued as of the end of the then current Plan year, but all benefits remaining payable under the Plan will be paid at the same time and in the same form as provided in Section 5.9 if the termination had not occurred - that is, the termination will not result in any acceleration of any distribution under the Plan.
7.2    PLAN AMENDMENT. The Board may, in its sole discretion, amend the Plan, and will determine the effective date of any such amendment to the Plan consistent with the requirements of Section 409A of the Code. No amendment shall have the effect of reducing the balance or vested percentage of any Director’s Deferred Stock Account, unless the Board makes a good faith determination that either the amendment is required by law or the failure to adopt the amendment would have adverse tax consequences to the Director affected by such amendment.

Section 8.  GOVERNING LAW
The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Minnesota.